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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10 )*

                   Nippon Telegraph and Telephone Corporation
                   ------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                      Not Applicable (See Item 2(e) herein)
                      -------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. Not Applicable

--------------------------------------------------------------------------------
     Names of Reporting Persons.
1.   I.R.S Identification Nos. of above persons (entities only).
          Government of Japan, Minister of Finance
          ----------------------------------------
--------------------------------------------------------------------------------
     Check The Appropriate box if a Member of a Group
2.        Not Applicable
          --------------
--------------------------------------------------------------------------------

3.   SEC Use Only

--------------------------------------------------------------------------------
     Citizenship or Place of Organization
4.
          Japan
          -----
--------------------------------------------------------------------------------

Number of                5.   Sole Voting Power
Shares
Beneficially                    6,427,043
Owned by                        ---------
Each Reporting   ---------------------------------------------------------------
Person                   6.   Shared Voting Power
With
                                        0
                                        -
                ----------------------------------------------------------------
                         7.   Sole Dispositive Power

                                6,427,043
                                ---------
                ----------------------------------------------------------------
                         8.       Shared Dispositive Power

                                        0
                                        -
--------------------------------------------------------------------------------
     Aggregate Amount Beneficially Owned by Each Reporting Person

9.                              6,427,043
                                ---------

--------------- ----------------------------------------------------------------
     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

10.                            Not Applicable
                               --------------

--------------------------------------------------------------------------------
     Percent of Class Represented by Amount in Row (9)

11.                            40.8%
                               ----
--------------------------------------------------------------------------------
                Type of Reporting Person

12.
                               OO
                               --

--------------------------------------------------------------------------------

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Item 1.
  (a) Name of Issuer
          Nippon Telegraph and Telephone Corporation ("NTT")
          --------------------------------------------------

  (b) Address of Issuer's Principal Executive Offices
          2-3-1, Otemachi, Chiyoda-ku, Tokyo, Japan
          -----------------------------------------

Item 2.
  (a) Name of Person Filing
          Government of Japan, Minister of Finance
          ----------------------------------------
  (b) Address of Principal Business Office or, if none, Residence
          Ministry of Finance, 3-1-1, Kasumigaseki, Chiyoda-ku, Tokyo, Japan
          ------------------------------------------------------------------
  (c) Citizenship
          Japan
          -----
  (d) Title of Class of Securities
          Common Stock
          ------------
  (e) CUSIP Number
          Not Applicable
          --------------

          The Common Stock of NTT (the "Shares") and the American Depository Shares (the "ADSs") are listed on the New York Stock Exchange, Inc. The CUSIP Number for the ADSs is 654624 10 5. The Shares do not have a CUSIP Number.

Item 3.

     If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filling is a:
          Not Applicable
          --------------

Item 4.
     Ownership
     (a)  Amount beneficially owned:  6,427,043
                                      ---------
     (b)  Percent of class:  40.8 %
                             ------
     (c)  Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote               6,427,043
                                                                     ---------
        (ii)  Shared power to vote or to direct the vote                     0
                                                                             -
        (iii) Sole power to dispose or to direct the disposition of  6,427,043
                                                                     ---------
        (iv)  Shared power to dispose or to direct the disposition of        0
                                                                             -

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Item 5.

     Ownership of Five Percent or Less of a Class
          Not Applicable
          --------------
Item 6.

     Ownership of More than Five Percent on Behalf of Another Person.
          Not Applicable
          --------------

Item 7.

     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
          Not Applicable
          --------------

Item 8.
     Identification and Classification of Members of the Group
         Not Applicable
         --------------

Item 9.
     Notice of Dissolution of Group
          Not Applicable
          --------------
Item 10.
     Certification
          Not Applicable
          --------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: January 28, 2005
                                      ------------------------------------------


                                      Government of Japan, Minister of Finance
                                             Sadakazu Tanigaki *
                                      ------------------------------------------

                                      *By: /s/ Jiro Makino
                                      ------------------------------------------
                                      Name:  Jiro Makino
                                      Title: Director-General of the
                                             Financial Bureau, Ministry of
                                             Finance,
                                             Attorney-in-Fact

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                                  EXHIBIT INDEX

Exhibit                                 Item
-------                                 ----

  24    Power of Attorney of Minister of Finance of the Government of Japan